                                                                   Exhibit 10.22

                                                                 August 26, 1996

Mr. Jerre L. Stead
2407 Oakmont Court
Oakton, VA 22124

Dear Jerre:

The Search Committee of the Ingram Micro Board of Directors appreciates very much your interest in the position of Chairman and Chief Executive Officer of Ingram Micro. The Committee thinks the following plan (which is mostly in line with your innovative initial thoughts) is exciting and very fair:

1. You will maintain your residence in Scottsdale, Arizona. Ingram Micro will provide a company-owned house (the townhouse in Corona del Mar or a place of equivalent value) and a reasonable corporate vehicle while you are employed by Ingram Micro. You will not be reimbursed for any relocation expenses. Bill Jones, the Assistant Vice President for Taxes at Ingram Industries, will work with you and your tax advisor to make this as tax efficient as possible.

2. You have asked for lifetime healthcare for you and your spouse. Ingram Micro agrees to purchase lifetime insurance protection with an individual $2 million cap.

3. You have asked for personal indemnification for any actions arising from Ingram Micro's business or associates before you joined the Company. Ingram Micro's certificate of incorporation currently provides for indemnification of directors and officers. If this is not sufficient for your purposes, we will negotiate a mutually acceptable separate indemnification agreement with you.

Mr. Jerre L. Stead
Page 2
August 26, 1996

4. You have asked to have a limited ability to transfer some of your options to trusts for your children and spouse. Ingram Micro will work with you however reasonably possible to accomplish these goals.

5. You agree to limit outside Board of Director participation to three boards. This does not include the Center of Ethics and Values at Northwestern where you will continue your current active role.

6. You agree to take no salary, bonus, or other cash compensation during the vesting period of your options.

7. Effective on the date of Ingram Micro's IPO, you will be awarded options to purchase 3,600,000 shares of Ingram Micro Class A Common Stock. Of these options, 400,000 will vest immediately upon being awarded and 1,600,000 will vest as follows, subject to your continued employment with the Company (except as hereinafter described):

      400,000           on April 1, 1998
      400,000           on April 1, 1999
      400,000           on April 1, 2000
      400,000           on April 1, 2001

The remaining 1,600,000 options will be "performance" (cliff vesting) options. The Company's current plan is to grant other members of senior management performance options exercisable at the IPO price, 50% of which can be exercised at such time as the closing stock price has been at $35 or higher on the beginning and ending days of a 90 day period during which the average closing price has been at $35 or higher (but not sooner than April 1, 1998), and the remaining 50% of which can be exercised when the foregoing criteria is met at $45 per share, and all of which will vest in any event at the end of nine years. We would like your performance criteria to be the same as the rest of senior management's. You have indicated that there are better ways to structure these performance options. As Chairman and Chief Executive Officer of the Company, it would be your responsibility to propose an alternative structure to the Board of Directors for its consideration.

8. With respect to the above stock option award, there are several other specific points. The first is that this is a one-time award. The Board has no further

Mr. Jerre L. Stead
Page 3
August 26, 1996

obligation to provide compensation during your tenure. The second relates to the option exercise price per share which will be the IPO price. In the event that the IPO price is higher than $14 per share Ingram Micro agrees to compensate you for the difference on all the options, in a mutually agreeable manner. We have discussed the possibility of using a life insurance policy to accomplish this and will explore this further with you and your advisors. If a suitable structure cannot be constructed using life insurance, we will explore other arrangements. The third is that the maximum number of options possible will receive ISO tax treatment.

9. If you become permanently disabled or die while in the position of Chairman and Chief Executive Officer, you (or your estate) will keep all options vested at that time. In addition, the vesting of the next two tranches of the 1,600,000 option award scheduled to vest will be accelerated to that date. As a practical example, if the IPO occurs on October 1, 1996 and you die or become disabled on December 1, 1996, you (or your estate) will have the 400,000 options which will vest immediately upon award on the IPO date as well as the 800,000 options which would otherwise have vested on April 1, 1998 and April 1, 1999.

10, If your employment with Ingram Micro terminates for any reason other than for cause, the Board will permit you to exercise any vested options for a two-year period from the date you leave Ingram Micro, but not later than March 31, 2004 for the non-performance options and not later than March 31, 2006 for the performance options.

11. In order to protect your family, the Company will purchase, or at your option reimburse you for, a term life insurance policy on your life with a beneficiary of your choosing, to be effective on the commencement date of your employment and continuing through the date of the IPO. The amount of the policy will be $8,000,000 if the policy is acquired in a manner that will make the proceeds taxable to your estate and $5,000,000 if the proceeds would not be taxable to your estate.

Jerre, the above represents Ingram Micro's best efforts to reach a mutually agreeable package for the position of Chairman and Chief Executive Officer. If the above is agreeable, please sign below.

                                             Sincerely,

Mr. Jerre L. Stead
Page 4
August 26, 1996

                                             Martha R. Ingram
                                             Chairman of the Board
                                             Ingram Micro Inc.

     Signed and agreed this 26th day of August, 1996.

                                             _____________________________
                                             Jerre L. Stead